EXHIBIT 11.1

           SUNRISE INTERANATIONAL LEASING CORPORATION AND SUBSIDIARIES

                         PER SHARE EARNINGS COMPUTATIONS

                                                  Three Months Ended
                                                     June 30, 1999
                                                   1999          1998
                                              -----------    -----------

Basic Earnings Per Share:

   Weighted average number of
     common shares outstanding                  7,262,000      7,804,000
                                              ===========    ===========

       Net income                             $   977,000    $   699,000
                                              ===========    ===========
       Net income per common and
         common equivalent share              $     0.13     $      0.09
                                              ==========     ===========

Fully Dilutive Earnings Per Share:

   Weighted average number of                   7,262,000      7,804,000
   Common stock equivalents
     from assumed exercise of
options and warrants                              264,000         36,000
                                              -----------     ----------
       Total shares                             7,526,000      7,840,000
                                              ===========    ===========

       Net income                             $   977,000    $   699,000
                                              ===========    ===========

       Net income per common
         and common equivalent share          $     0.13     $      0.09
                                              ==========     ===========

Net income per common and common equivalent share is computed using the weighted average number of shares outstanding during each period.